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                                                                    EXHIBIT 99.1

CONTACTS:

(MEDIA):     TONY LENTINI          (713) 296-6227
             BILL MINTZ            (713) 296-7276

(INVESTOR):  ROBERT DYE            (713) 296-6662

(WEB SITE):  www.apachecorp.com


                      APACHE EXPANDS POSITION IN ARGENTINA,
                         ACQUIRING PIONEER'S OPERATIONS

         HOUSTON, Jan. 17, 2006 -- Apache Corporation (NYSE, Nasdaq: APA) today announced an agreement that will expand its Argentina presence through the negotiated acquisition of Pioneer Natural Resources' oil and gas operations in that country.

         The total purchase price for the assets is $675 million, a significant portion of which is made up of non-operated properties that are subject to preferential rights to purchase by existing owners. Due to the confidential nature of that information, Apache will provide additional background on the transaction after the preferential rights are cleared or exercised and the transaction is closed.

         "This acquisition is Apache's first real step in expanding our operations in Argentina, giving us a platform from which to pursue further growth," said G. Steven Farris, Apache's president and chief executive officer. "The majority of the operated properties are in the Neuquen Basin, where Apache presently is active on a small scale. We have found the rocks in the Neuquen Basin are friendly, and we believe that we can employ the know-how that we have successfully developed in growing our existing core areas to Argentina.

         "We want to thank Pioneer Natural Resources for the opportunity to work on this transaction with them," Farris said.

         Apache is a large oil and gas independent with core operations in the United States, Canada, the United Kingdom North Sea, Egypt, Australia and Argentina.

                                     -end-

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding the closing of the described transaction, and the available reserves and future production from the properties to be acquired. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.